Exhibit 99.3

          FALCON HOLDING GROUP, L.P. ANNOUNCES CLOSING OF ITS OFFER TO
               PURCHASE ITS 11% SENIOR SUBORDINATED NOTES DUE 2003

     Los Angeles, CA -- (BUSINESS WIRE) -- May 19, 1998--Falcon Holding Group, L.P. ("FHGLP") Tuesday announced that it had repurchased approximately $247.8 million aggregate principal amount of its 11% Senior Subordinated Notes due 2003 (the "Notes") for an aggregate purchase price of $270.3 million pursuant to a fixed spread tender offer for all outstanding Notes.

     The Notes tendered represent approximately 88 percent of the Notes outstanding. The tender offer commenced on April 20, 1998 and expired at noon, New York City time, on May 18, 1998.

     In conjunction with the tender offer, FHGLP also solicited consents from the holders of the Notes to effect certain amendments to the indenture governing the Notes. Holders who tendered Notes in the tender offer were obligated to consent to the proposed amendments, and FHGLP had received sufficient consents to approve the amendments to the indenture as of May 4, 1998.

     The amendments were effectuated by a supplemental indenture to the indenture governing the Notes, which also became effective on May 18, 1998.

     All Notes not validly tendered and repurchased in the tender offer will be redeemed by FHGLP prior to October 15, 1998 in accordance with the indenture governing the Notes. Under the indenture governing the Notes, FHGLP has the right to redeem all or a portion of the Notes on or after September 15, 1998 at 105.5% of the outstanding principal amount, plus accrued interest to the redemption date.

     This announcement is not a notice of redemption, an offer to purchase or a solicitation of an offer to purchase the Notes. The redemption of the remaining outstanding Notes will be made by a separate communication prior to October 15, 1998.

     FHGLP owns or manages cable television systems in 26 states. FHGLP owns cable television systems (the "Owned Systems") in 23 states, principally in California, Oregon, Missouri, Georgia, Texas, North Carolina and Alabama. As of March 31, 1998, the Owned Systems passed approximately 1,008,000 homes and served approximately 607,000 basic subscribers.

     FHGLP also holds varying equity interests in and manages certain other cable television systems (the "Affiliated Systems") in 14 states, including Sorth Carolina, Kentucky, Illinois, Washington and Tennessee. As of March 31, 1998, the Affiliated Systems passed approximately 262,000 homes and served approximately 170,000 basic subscribers.

CONTACT:          Falcon Holding Group L.P., Los Angeles
                  Dan T. Do, (626) 844-1700